EXHIBIT 5.1

                 [Orrick, Herrington & Sutcliffe LLP letterhead]

                                February 12, 2007


Residential Asset Securities Corporation
8400 Normandale Lake Boulevard, Suite 250
Minneapolis, Minnesota 55437



Ladies and Gentlemen:

      At your request, we have examined the Registration Statement on Form S-3, to be filed by Residential Asset Securities Corporation, a Delaware corporation (the "Registrant"), with the Securities and Exchange Commission on February 12, 2007, (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Act") of Mortgage Asset-Backed and Manufactured Housing Contract Pass-Through Certificates (the "Certificates"). The Certificates are issuable in series (each, a "Series") under either a separate pooling and servicing agreement (each such agreement, a "Pooling and Servicing Agreement") by and among the Registrant, the master servicer or servicer named therein and the Trustee named therein or a trust agreement (each such agreement, a "Trust Agreement") by and among the Registrant, the trustee named therein and the certificate administrator named therein. The Certificates of each Series are to be sold as set forth in the Registration Statement, any amendment thereto, and the prospectus and prospectus supplement relating to such Series.

      We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

      Based on such examination, we are of the opinion that when the Certificates of each Series have been duly executed and delivered in accordance with the Pooling and Servicing Agreement or the Trust Agreement relating to such Series and sold, the Certificates will be legally issued, fully paid, binding obligations of the trust created by the Pooling and Servicing Agreement or the Trust Agreement, and the holders of the Certificates will be entitled to the benefits of the Pooling and Servicing Agreement or the Trust Agreement, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a


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proceeding in equity or at law. We express no opinion with respect to any series of Certificates for which we do not act as counsel to you.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the prospectus contained therein. In giving such consent, we do not consider that we are "experts," within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

                                          Very truly yours,

                                          /s/ ORRICK, HERRINGTON & SUTCLIFFE LLP
                                          --------------------------------------
                                          ORRICK, HERRINGTON & SUTCLIFFE LLP